Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes are based on the separate historical financial statements of Heritage Financial Corporation ("Heritage") and Washington Banking Company ("Washington Banking" ) after giving effects to the merger involving Heritage and Washington Banking and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements.
The total number of Heritage shares issued was 13,975,081, which included 102,679 shares issued as a result of the vesting of the Washington Banking restricted stock unit awards net of shares withheld for taxes and the aggregate cash consideration paid by Heritage was approximately $42.9 million.
The unaudited pro forma condensed consolidated financial information was prepared under the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States, with Heritage treated as the acquirer for accounting purposes. Under the acquisition method of accounting, the assets and liabilities of Washington Banking, as of the effective date of the merger, were recorded by Heritage at their respective fair values and the excess of the merger consideration over the fair value of Washington Banking’s net assets was allocated to goodwill. The merger was completed at 12:01 am on May 1, 2014. As a result, Washington Banking financial information used for accounting purposes was as of the end of day on April 30, 2014. The unaudited pro forma condensed combined balance sheet as of December 31, 2013 is presented as if the merger with Washington Banking had occurred on December 31, 2013. The unaudited pro forma condensed combined income statement for the year ended December 31, 2013 is presented as if the merger had occurred on January 1, 2013. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.
Heritage has recorded the significant identifiable tangible and identifiable intangible assets of Washington Banking; however, these are subject to change for a one-year period if material information which existed at the effective date previously unknown becomes known. Accordingly, the unaudited pro forma adjustments, including the allocations of the purchase price, are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial information. Adjustments may include, but not be limited to, changes in (i) Washington Banking’s statement of condition through the effective time of the merger; (ii) total merger related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iii) the underlying values of assets and liabilities if market conditions differ from current assumptions.
The pro forma combined condensed consolidated financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all anticipated financial expenses as a result of the merger and does not reflect any possible financial benefits and, accordingly, does not attempt to predict or suggest future results. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.
The unaudited pro forma condensed combined financial statements are provided for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
Heritage's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2013, included in Heritage's Annual Report on Form 10-K for the year ended December 31, 2013;

•
Washington Banking's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2013, included in Washington Banking's Annual Report on Form 10-K for the year ended December 31, 2013;

•
Other information pertaining to Heritage and Washington Banking contained in or incorporated by reference into the joint proxy statement/prospectus filed by Heritage pursuant to Rule 424(b)(3) on March 14, 2014. See also “Historical Financial Data of Heritage” and “Historical Financial Data of Washington Banking” included elsewhere in the joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION AS OF DECEMBER 31, 2013
(In thousands)

	Heritage	Washington Banking	Pro Forma Adjustments	Notes	Pro Forma
Assets
Cash and cash equivalents	$130,400	$131,358	$(43,356)	A	$218,402
Investment securities available for sale	163,134	432,542	—		595,676
Investment securities held to maturity	36,154	—	—		36,154
Loans, excluding covered loans, net of unearned income	1,168,166	888,686	(27,704)	B	2,029,148
Less: Allowance for loan losses	(22,657)	(17,093)	17,093	C	(22,657)
Loans, excluding covered loans, net	1,145,509	871,593	(10,611)		2,006,491
Covered loans	63,754	151,955	(4,730)	B	210,979
Less: Allowance for loan loss on covered loans	(6,167)	(14,622)	14,622	C	(6,167)
Covered loans, net	57,587	137,333	9,892		204,812
Total loans receivable, net	1,203,096	1,008,926	(719)		2,211,303
FDIC indemnification asset	4,382	14,536	(213)	D	18,705
Other real estate owned	4,559	9,047	387	G	13,993
Prepaid expenses and other assets	86,333	81,991	(1,196)	H	167,128
Other intangible assets, net	1,615	1,098	10,096	E	12,809
Goodwill	29,365	4,490	82,542	F	116,397
Total assets	$1,659,038	$1,683,988	$47,541		$3,390,567

Liabilities
Deposits	$1,399,189	$1,467,492	$1,572	I	$2,868,253
Securities sold under agreement to repurchase	29,420	—	—		29,420
Junior subordinated debentures	—	25,774	(6,837)	J	18,937
Accrued expenses & other liabilities	14,667	10,792	5,985	K	31,444
Total liabilities	1,443,276	1,504,058	720		2,948,054
Stockholders equity
Preferred stock	—	—	—		—
Common stock	138,659	86,714	140,037	L	365,410
Retained earnings	78,265	98,431	(98,431)	M	78,265
Accumulated other comprehensive (loss), net	(1,162)	(5,215)	5,215	N	(1,162)
Total stockholders' equity	215,762	179,930	46,821		442,513
Total liabilities & stockholders' equity	$1,659,038	$1,683,988	$47,541		$3,390,567

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2013
(In thousands, except per share data)

	Heritage	Washington Banking	Pro Forma Adjustments	Notes	Pro Forma
Interest income:
Interest and fees on loans	$67,630	$67,876	$5,952	O	$141,458
Taxable interest on investment securities	1,918	5,720	—		7,638
Nontaxable interest on investment securities	1,539	1,557	—		3,096
Other	341	206	—		547
Total interest income	71,428	75,359	5,952		152,739
Interest expense:
Deposits	3,673	4,942	1,473	P	10,088
Junior subordinated debenture	—	478	243	Q	721
Other borrowings	51	—	—		51
Total interest expense	3,724	5,420	1,716		10,860
Net interest income	67,704	69,939	4,236		141,879
Provision for loan losses on loans, excluding covered loans	1,784	1,875	—		3,659
Provision for loan losses on covered loans	1,888	12,740	—		14,628
Total provision for loan losses	3,672	14,615	—		18,287
Net interest income after provision for loan losses	64,032	55,324	4,236		123,592
Noninterest income:
Service charges and other fees	5,936	7,296	—		13,232
Income from sale of mortgage loans	—	3,267	—		3,267
Change in FDIC indemnification asset	(181)	5,735	85	R	5,639
Other income	3,896	6,047	—		9,943
Total noninterest income	9,651	22,345	85		32,081
Noninterest expense:
Compensation and employee benefits	31,612	31,236	—		62,848
Occupancy and equipment	9,724	7,874	(1,000)	S	16,598
Data processing	4,806	2,669	—		7,475
Professional services	3,936	1,501	(1,542)	T	3,895
Other real estate owned, net	309	3,721	—		4,030
Other expense	9,128	9,300	766	U	19,194
Total noninterest expense	59,515	56,301	(1,776)		114,040
Income before income taxes	14,168	21,368	6,097		41,633
Income tax expense	4,593	6,872	2,134	V	13,599
Net income	$9,575	$14,496	$3,963		$28,034

Earnings per Common Share:
Basic	$0.61	$0.94		W	$0.95
Diluted	$0.61	$0.93		W	$0.95

Average Common Shares Outstanding:
Basic	15,476	15,495	X	29,451
Diluted	15,488	15,551	X	29,463

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1-Basis of Presentation
The unaudited pro forma condensed combined financial information and explanatory notes have been prepared using the acquisition method of accounting giving effect to the merger involving Heritage and Washington Banking, with Heritage treated as the acquirer for accounting purposes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position had the merger been consummated at December 31, 2013 or the results of operations had the merger been consummated at January 1, 2013, nor is it necessarily indicative of the results of operation in future periods or the future financial position of the combined entities. The pro forma adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analysis of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may be materially different from those presented in this document. The merger was completed at 12:01 am on May 1, 2014. Given this timing, Heritage used the Washington Banking financial information as of the end of day on April 30, 2014. The merger consideration included the issuance of approximately $224.2 million in equity consideration as well as cash consideration of approximately $42.9 million. The consideration additionally included fair value of $2.6 million related to stock options and restricted stock unit awards and $489,000 of capitalized merger costs.
Under the acquisition method of accounting, the assets and liabilities of Washington Banking were recorded at the respective fair values on the merger date. The fair value on the merger date represents management’s best estimates based on available information and facts and circumstances in existence on the merger date. The pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment under the one year remeasurement period.
Certain historical data of Washington Banking has been reclassified on a pro forma basis to conform to Heritage’s classifications.
The Heritage historical presentation of loans receivable included categories for originated loans receivable, purchased covered loans receivable and purchased non-covered loans receivable. For purposes of this pro forma information and for future presentations, Heritage has consolidated its purchased non-covered loans with its originated loans, and has presented the combined balance as “loans, excluding covered loans” on the pro forma statement of financial condition. The related allowance for loan losses and provision for loan losses on purchased non-covered loans was consolidated with the respective allowance for loan losses and provision for loan losses for loans, excluding covered loans. The purchased covered loans are presented as “covered loans.” The allowance for loan losses and provision for loan losses for covered loans are separately presented. The change in presentation allows for consistency with historical Washington Banking disclosures as well as more meaningful categories for the users of the financial information.
The accounting policies of both Heritage and Washington Banking are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

Note 2-Preliminary Allocation of Purchase Price
The unaudited pro forma condensed combined financial information reflects the transfer of approximately $42.9 million in cash consideration as well as $226.8 million in equity consideration, including stock options and restricted stock unit awards. The equity consideration transferred was measured at fair value on the acquisition date of May 1, 2014. The merger is accounted for using the acquisition method of accounting; accordingly Heritage’s cost to acquire Washington Banking was allocated to the assets (including identifiable intangible assets) and liabilities of Washington Banking at their respective estimated fair values as of the merger date. The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill.
The pro forma purchase price was preliminarily allocated to the assets acquired and the liabilities assumed based on their estimated fair values as summarized in the following table.

At December 31, 2013
(in thousands)
Pro forma purchase price of Washington Banking
Fair value of Heritage common stock at $16.16 per share for 13,872,402 shares (1)	$224,178
Cash to be paid	42,867
Consideration value for stock options and restricted stock unit awards (2)	2,573
Cash paid for qualified merger expenses	489
Total pro forma purchase price	$270,107

Fair value of assets acquired:
Cash	$131,358
Investment securities available for sale	432,542
Loans, excluding covered loans	860,982
Covered loans	147,225
Premises and equipment, net	33,498
Bank owned life insurance	17,836
FDIC indemnification asset	14,323
Other real estate owned, including covered	9,434
Intangible assets	11,194
Other assets	29,461
Total assets and identifiable intangible assets acquired	1,687,853

Fair value of liabilities assumed:
Deposits	1,469,064
Junior subordinated debentures	18,937
Clawback	8,722
Accrued expenses and other liabilities	8,055
Total liabilities assumed	1,504,778

Fair value of net assets and identifiable intangible assets acquired	183,075
Excess of consideration to be paid over the net assets and identifiable intangible assets acquired	$87,032

(1) The number of shares reported is the whole shares issued. There were an immaterial amount of fractional shares which were included and paid as a part of the cash consideration, consistent with the Merger Agreement.
(2) The number of restricted stock units, as converted based on the Merger Agreement, was 129,462 valued at a stock price of $16.16. The number of stock options, as converted based on the Merger Agreement, was 90,358. All options were in-the-money at merger date, and the fair value was calculated using the Black-Scholes model.

Note 3-Pro Forma Adjustments
The following pro forma adjustments have been included in the unaudited pro forma combined condensed consolidated financial information. Estimated fair value adjustments are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. All taxable adjustments were calculated using a 35% tax rate to arrive at deferred tax asset or liability adjustments.

Statement of Financial Condition
As of December 31, 2013
(In thousands)

A.	Adjustment to Cash and cash equivalents		(43,356)

To reflect cash used to purchase Washington Banking (15,587,154 Washington Banking common shares outstanding at May 1, 2014 at $2.75 cash consideration per share plus $2,697 cash paid for fractional shares) plus capitalized expenses of $489,000.

B.	Adjustments to Loans		(32,434)

To reflect the discount on loans at merger date. Heritage performed a fair value assessment of the noncovered and covered portfolios using a third party. Based on the analysis, a total discount of approximately 2.9% was calculated on the noncovered loans and a total discount of approximately 12.4% was calculated on the covered loans. The noncovered loan adjustment also included the elimination of the $2.5 million net deferred cost. The discount on the covered loans was calculated using the carrying balance of the loans. The previously recorded discount of $15.7 million was eliminated.

	Loans, excluding covered loans	(27,704)
	Covered loans	(4,730)

C.	Adjustments to Allowance for loan losses		31,715
	To remove the Washington Banking allowance for loan losses at period end date as the credit risk is accounted for in the fair value adjustment for the loans receivable in Adjustment B above
	Loans, excluding covered loans	17,093
	Covered loans	14,622

D.	Adjustment to FDIC indemnification asset		(213)
	To reflect the fair value of the asset. Analysis of fair value was performed in conjunction with the fair value estimation of covered loans in Adjustment B above.

E.	Adjustments to Intangible asset, net		10,096

To record the estimated fair value of the core deposit intangible asset (“CDI”) identified in the merger as calculated by a third party and to eliminate the Washington Banking core deposit intangible created in its prior acquisitions.

	Core deposit intangible identified in merger	11,194
	Elimination of Washington Banking prior CDI	(1,098)

F.	Adjustment to Goodwill		82,542

To record the difference between the consideration transferred and the estimated fair value of net assets acquired and net liabilities assumed in the merger. See Note 3 – Allocation of Purchase Price of Washington Banking, above and to eliminate the Washington Banking goodwill created in its prior acquisitions.

	Goodwill identified in merger	87,032
	Elimination of Washington Banking prior goodwill	(4,490)

G.	Adjustment to Other Real Estate Owned, covered and noncovered		387

Statement of Financial Condition
As of December 31, 2013
(In thousands)

To reflect the fair value of the asset. Analysis included obtaining appraisals of properties and considering subsequent purchase and sales agreements. The increase is primarily the result of Washington Banking's effort to secure additional collateral for deficient covered loans as well as securing utilities for raw land which was previously an unknown factor.

H.	Adjustments to Other assets		(1,196)
	To reflect the fair value of the other assets in the merger as follows:
	Premises and equipment. Fair value estimate primarily based on third-party appraisals.	(1,540)
	Prepaid and other assets. Represents adjustments for assets that have no value to a market participant.	(55)
	Deferred tax asset, net	399
	Calculated deferred tax asset based on purchase price adjustments at Heritage's estimate statutory tax rate of 35%

I.	Adjustment to Fixed maturity deposits		1,572

To reflect the fair value of the fixed maturity deposits in the merger, considering current market rates for similar products as compared to the acquired deposit rates and to eliminate the premium identified by Washington Banking in prior acquisitions.

	Fixed maturity deposit premium identified in merger. This adjustment will be accreted into income over the estimated weighted average life of the deposits.	2,154
	Elimination of Washington Banking prior fixed maturity premium.	(582)

J.	Adjustment to Junior subordinated debentures		(6,837)
	To reflect the fair value of the trust preferred debt in the merger.

K.	Adjustment to Accrued expenses and other liabilities
	To reflect the fair value of the other liabilities in the merger as follows:		5,985
	The Washington Banking clawback liability as it relates to its shared–loss agreements. Analysis of fair value was performed in conjunction with the fair value estimation of covered loans in Adjustment B above.	3,600
	Lease obligation. An analysis of market rates indicated that Washington Banking has an above-market (unfavorable) lease. Current market rates and lease maturity were considered in the fair value.	398
	Employment agreements. Washington Banking had certain Change in Control and Employee Agreements which became effective due to the merger.	1,927
	Unfunded commitments. Heritage estimated a liability for unfunded commitments using historical loss rates and other environmental factors.	60

L.	Adjustments to Common stock		140,037
	To record the issuance of Heritage common stock as purchase price consideration and to eliminate the common stock of Washington Banking
	Issuance of Heritage common stock to Washington Banking shareholders	224,178
	Value of Washington Banking stock options and restricted stock awards converted at merger date	2,573
	Elimination of the historical Washington Banking common stock	(86,714)

Statement of Financial Condition
As of December 31, 2013
(In thousands)

M.	Adjustment to Retained earnings	(98,431)
	To eliminate the historical Washington Banking retained earnings

N.	Adjustment to Accumulated other comprehensive income (loss)	5,215
	To eliminate the historical Washington Banking accumulated other comprehensive loss.

For purposes of determining the pro forma effect of the merger on the statements of operations, the following pro forma adjustments have been made as if the acquisition occurred as of January 1, 2013:

Statement of Income
For the Year Ended December 31, 2013
(In thousands)

O.	Adjustments to Interest income: Interest and fees on loans	(5,952)

To reflect the accretion of interest component of the loan discount resulting from the pro forma loan fair value adjustment in Adjustment B above. The accretion was calculated using an effective yield method over the weighted average life of 3.33 years at the merger date. The sum of the accumulated discount accretion for the first twelve months was estimated to be the accretion for the year ended December 31, 2013.

P.	Adjustments to Interest expense: Deposits	(1,473)

To reflect the amortization of the premium resulting from the pro forma fixed maturity deposits fair value adjustment in Adjustment I above based on the remaining life of the time deposits. The sum of the accumulated amortization for the first twelve months was estimated to be the amortization for the year ended December 31, 2013.

Q.	Adjustments to Interest expense: Junior subordinated debentures	243

To reflect the amortization of the discount resulting from the pro forma junior subordinated debenture fair value adjustment in Adjustment J above using the effective yield method over the remaining 23 year life of the debentures. The sum of the accumulated amortization for the first twelve months was estimated to be the amortization for the year ended December 31, 2013.

R.	Adjustments to Noninterest Income: Change in FDIC Indemnification Asset	(85)
	To reflect the accretion of the discount resulting from the pro forma indemnification asset fair value adjustment in Adjustment D above

The estimated purchase price adjustment was accreted on a straight line method over the 2.5 remaining years of the non-single family shared-loss agreement using the January 1, 2013 assumed acquisition date for purposes of pro forma.

S.	Adjustments to Noninterest expense: Occupancy and equipment	(1,000)

Statement of Income
For the Year Ended December 31, 2013
(In thousands)
	To reflect the change in the estimated depreciation expense recorded by Washington Banking on the premises and equipment that was adjusted from the pro forma fair value in Adjustment G above.
	Estimate the annual depreciation of Washington Banking assets. Determined that the adjustment included an increase in non-depreciable land and a decrease in depreciable building. Heritage depreciated the assets using straight line method over the estimated life of 30 years for buildings and weighted average 3 years for furniture, fixtures and equipment.	1,344
	Eliminate the depreciation expense recorded by Washington Banking for the year ended December 31, 2013.	(2,443)
	Amortize the discount related to the unfavorable lease obligation based on the remaining terms of the lease.	99

T.	Adjustments to Noninterest expense: Professional Services		(1,542)
	To eliminate the direct costs incurred and expensed by the companies in connection with the merger. These costs consist primarily of legal fees and valuation services.

U.	Adjustments to Noninterest expense: Other		766
	To reflect the change other noninterest expense as a result of the following:
	Amortization of the CDI resulting from the pro forma fair value adjustment in Adjustment E above and elimination the historical Washington Banking CDI amortization	1,356
	Amortization of CDI resulting from the merger based on amortization period of 10 years using the dollar weighted deposit runoff on an annualized basis method of amortization.
	Elimination of historical Washington Banking CDI amortization for the year ended December 31, 2013.	(439)
	Amortization of the clawback liability resulting from the pro forma fair value adjustment in Adjustment K above.	(239)
	The estimated $1.50 million interest component of the discount was amortized using effective yield method over the remaining 6 years until shared-loss agreements have legally ended.
	Elimination of historical Washington Banking change in clawback liability for the year ended December 31, 2013.	88

V.	Adjustment to Income tax expense (benefit)		2,134
	To reflect the income tax effect of the pro forma Adjustments O-U above at the estimated 35% statutory tax rate.

W.
Earnings per common share, basic and diluted, were calculated using the calculated pro forma net income less dividends and undistributed earnings allocated to participating securities divided by the calculated pro forma basic and dilutive average shares outstanding.

X.
Basic and diluted average common shares outstanding were calculated by adding the shares assumed to be issued by Heritage in the merger (13,872,402 shares plus an additional 102,679 shares related to the converted restricted stock unit awards issued, or a total of 13,975,081 shares) to the historical average Heritage shares outstanding for the year ended December 31, 2013.

Material nonrecurring charges which result directly from the merger which will be included in the income of Heritage within 12 months of the closing were not included in the pro forma income statement. The estimated amount of these charges is approximately $11.0 million.

Note 5-Estimated Merger and Integration Costs
In connection with the merger, the plan to integrate Heritage’s and Washington Banking’s operations is still being developed. Over the next several months, the specific details of these plans will continue to be refined. Management of both companies are currently in the process of assessing the two companies’ personnel, benefit plans, computer systems, service contracts and other key factors to determine the most beneficial structure for the combined company. Certain decisions arising from these assessments may involve involuntary termination of employees, changing information systems, canceling contracts with service providers and other actions. To the extent there are costs associated with these actions, the costs will be recorded based on the nature and timing of these integration actions. Most acquisition and restructuring costs are recognized separately from a business combination and generally will be expensed as incurred.
Heritage estimates total pre-tax merger related costs to be approximately $16.0 million. Heritage's current estimate of net merger costs is $11.9 million, which assumes a 35% tax rate and $4.2 million of non-deductible costs. Merger expenses of $891,000 have been incurred through December 31, 2013. Heritage anticipates the remainder of estimated costs to be incurred in 2014. The Company capitalized $207,000 of merger costs though December 31, 2013 as they related directly to issuance of equity securities as part of the merger.
Heritage's cost estimates are forward-looking. While the costs represent Heritage’s current estimate of merger costs associated with the merger that will be incurred, the ultimate level and timing of recognition of these costs will be based on the final integration in connection with consummation of the merger. Readers are cautioned that the completion of this integration and other actions that may be taken in connection with the merger will impact these estimates. The costs are not expected to materially impact Heritage's ability to maintain an adequate level of liquidity necessary to fund loan originations and deposit withdrawals, satisfy other financial commitments and fund operations.